                                                                    EXHIBIT 23.2

                NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     This Form 10-K is incorporated by reference into the following previously filed registration statements of National Service Industries, Inc. ("NSI"):
Registration Statement on Form S-3 file number 333-59627 and Registration Statements on Form S-8 file numbers 33-35609, 33-36980, 333-48835, 33-51339,
33-51341, 33-51343, 33-51345, 33-51351, 33-51355, 33-51357, 33-60715, 333-73133,
333-73135, 333-35746, 333-57222 and 333-57256 (collectively, the "Registration
Statements") and, for purposes of determining liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

     On May 15, 2002, NSI dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent public accountant and appointed PricewaterhouseCoopers LLP to replace Arthur Andersen. Both the engagement partner and the manager for NSI's prior fiscal year audit are no longer with Arthur Andersen. As a result, NSI has been unable to obtain Arthur Andersen's written consent to incorporate by reference into the Registration Statements Arthur Andersen's audit report regarding NSI's financial statements as of August 31, 2001 and August 31, 2000 and for the years then ended. Under these circumstances, Rule 437a under the Securities Act and Rule 2-02 of Regulation S-X promulgated by the Securities and Exchange Commission permit NSI to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will have no liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under the Registration Statements made on or after the date of the Form 10-K. However, to the extent provided in Section 11(b)(3)(C) of the Securities Act, other persons who are liable under Section 11(a) of the Securities Act, including NSI's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.

                                        83